Exhibit 99.1
NEWS RELEASE

FOR IMMEDIATE RELEASE
Contact:	Barry R. Sloane bsloane@century-bank.com

Phone:	781/393-4150

Fax:	781/393-4070
CENTURY BANCORP, INC. ANNOUNCES THAT CO-PRESIDENT AND CO-CEO JONATHAN G. SLOANE HAS ELECTED TO TAKE A TEMPORARY LEAVE OF ABSENCE
Medford, MA, March 30, 2009 — Century Bancorp, Inc. (NASDAQ:CNBKA) (www.century-bank.com) (“the Company”) today announced that Co-President and Co-Chief Executive Officer Jonathan G. Sloane has elected effective today to take a temporary leave of absence to address personal issues which are not related to the Company or Century Bank. Barry R. Sloane, currently Co-President and Co-Chief Executive Officer, will assume all duties associated with these roles during the interim period. Marshall M. Sloane will continue in his role as Chairman.
Given the collaborative nature of the current leadership structure, with both Jonathan and Barry Sloane sharing equal responsibility for all aspects of operations, decision making, and strategic planning, the Company anticipates a seamless transition.
“We are fortunate to have operated as a true team with joint decision making responsibilities and this change will have no impact on bank operations or performance,” said Barry Sloane. “I and the team at Century Bank will miss Jonathan’s leadership during his leave, but we recognize and respect his decision to step away from day-to-day executive duties for a period.”
Jonathan Sloane has been employed by the Company for nearly 30 years, serving in his current position since 2005. During his tenure at the Company, he has held a variety of other positions and overseen significant growth and positive earnings. In addition to his corporate responsibilities, he is involved in a number of civic and charitable endeavors.
In its year end earnings, Century Bancorp announced net income of $9,046,000 or $1.63 per share diluted for the year ended December 31, 2008, an increase of 15.0% when compared to net income of $7,864,000 or $1.42 per share diluted in 2007. Assets increased 7.2% to $1.8 billion, and net interest income increased 14.2% to $44.8 million from 2007 to 2008.

The Company, through its subsidiary bank, Century Bank and Trust Company, a state chartered full service commercial bank, operating twenty-two full-service branches in the Greater Boston area, offers a full range of Business, Personal and Institutional Services.
This press release contains certain “forward-looking statements” with respect to the financial condition, results of operations and business of the Company. Actual results may differ from those contemplated by these statements. The Company wishes to caution readers not to place undue reliance on any forward-looking statements. The Company disclaims any intent or obligation to update publicly any such forward-looking statements, whether in response to new information, future events or otherwise.
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